SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 1, 2003
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	811-04893	042942862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts		02110
(Address of Principal Executive Offices)		(Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the August 2003 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2003

By:	/s/ Carol Wang
	Name:	Carol Wang
	Title:	Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW
August 2003

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review

     Performing in-line with the market in August, the Fund posted a return in U.S. dollar terms of 6.91% compared to the TAIEX return of 7.02% in U.S. dollar terms. The technology sector, in which the Fund invested, showed continued momentum, as the sector outperformed the TAIEX for the seventh consecutive month showing returns of 6.81% in NT dollar terms. Our exposures in areas such as TFT-LCD (thin film transistor-liquid crystal display), handset, DSC (digital still camera), IC (integrated circuit) design, and foundry (IC Manufacturer) performed particularly strong, while the momentum of the Fund’s holdings in PC related shares declined. In non-technology sectors, our investments in the auto sector performed poorly, thus adversely affecting the Fund’s performance, as the sector fell 6.95% in NT dollar terms for the month. However, our investments in commodity sectors including steel and plastics out performed the TAIEX. The finance sector, where we have maintained an underweight position, maintains a strong performance in August with a return of 8.60% in NT dollar terms. It was the first month since April that the finance sector outperformed the TAIEX.

     Our market outlook for the remainder of the year remains positive. Strong liquidity and the improving economy should continue to drive the market upwards. However, we will continue to adjust our investment focus to adapt to emerging trends in the market. First and foremost, we plan to reduce our overweight position in the auto sector. Although our long-term outlook for the auto sector remains positive due to its exposure in China, we believe the sector’s mid-term outlook is not as positive based on China’s recent measures to slow down the country’s fast growing economy. Second, we will increase our position in the finance sector, which generally tends to outperform the market in the fourth quarter. The finance sector is expected to be a major beneficiary of the accelerating economy, which is expected to continue as indicated by improving leading indicators in May. Within the technology sector, we are shifting our investments to upstream industries such as IC packaging and communications IC, whose outlook appears positive based on a rising demand for high-end handsets and wireless broadband communications.

Total Fund Sector Allocation

As of 08/31/03	% of	% of
	Total Fund	TAIEX
Semiconductor	20.71	24.04
PC & Peripherals	16.48	16.26
Electronics	11.88	10.06
Banking	10.94	16.84
Telecommunication	7.76	6.39
Plastics	7.57	6.99
Electricals	3.62	1.32
Steel	3.13	3.27
Auto	2.44	1.49
Transportation	2.23	2.34
Textile	1.65	1.74
Rubber	1.07	0.72
Chemical	0.92	1.31
Wire & Cable	0.55	0.67
Cement	0.54	0.77
Others	4.42	5.78
Total	95.91	100.00
Cash	4.09
Tech	57.14	57.30
Non-Tech	27.83	25.86
Financial	10.94	16.84
Total Net Asset: US$209.83M

Top 10 Holdings of Total Fund Portfolio

As of 08/31/03	% of Total Portfolio

Taiwan Semiconductor	9.31
AU Optronics Corp	3.77
Mediatek Incorporation	3.47
Quanta Computer	2.86
Compal Electronic	2.80
Hon Hai Precision Industry	2.54
Chunghwa Telecom	2.46
Asustek Computer Inc	2.40
Formosa Chemical & Fiber	2.36
United Micro Electronics	2.32
Total	34.29

NAV: US$12.82	Price: US$11.09	Prem.: -13.49%
No. of Shares: 16.4M

Total Returns in US$ (%)**

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	6.91	7.02
Fiscal Year to Date	13.39	26.72
One Year	13.39	18.86
Three Years	-15.33	-12.30
Five years	-1.77	-2.54
Ten Years	2.78	1.36
Since Inception	6.98	10.95

**	Total returns are historical and assume changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns for periods less than one year are not annualized.

Premium/Discount of TWN

Market Data

	As of 07/31/03	As of 08/31/03

TAIEX	5318.34	5650.83
% change in NTD terms	9.16	6.25
% change in USD terms	9.78	7.02
NTD Daily avg. trading volume (In Billions)	128.51	100.05
USD Daily avg. trading volume (In Billions)	3.73	2.93
NTD Market Capitalization (In Billions)	10910.94	11664.72
USD Market Capitalization (In Billions)	317.02	341.37
FX Rate: (US$/NT$)	34.42	34.17

Taiwan’s Macro Economics Review

               Source: HSBC AMTW

     The recent strength in equity markets is not only supported by better economic outlook, but also by strong liquidity as indicated in the accelerated M1b growth. Low interest rates and improving confidence are likely to increase investors’ willingness to invest their money in the stock market. Such inflow should continue to support the market in September.

*	Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned.

*	Effective from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800) 636-9242.

*	Please notify us immediately if you are having problems receiving this telecopy.

Lead Fund Manager: Alan Huang
Deputy Fund Manager: Jovi Chen